GulfMark Offshore Surpasses
Previous Quarter and Year Operating Records

February 25, 2008 - Houston - GulfMark Offshore, Inc.(NYSE:GLF) today reported that the fourth quarter and full year 2007 operating results surpassed the previous records.  Highlights for the period were:

•	4th Quarter Revenue of $91.5 million was 20.7% higher than previous record of $75.8 million in the 3rd quarter 2006
•	Year 2007 Revenue exceeded $306 million - 22% above the $250.9 million record in 2006 and 50% higher than 2005
•	Operating Income of $39.2 million for 4th quarter 2007 exceeded the previous 4th quarter record of $34.0 million set in 2006
•	Operating Income of $134.3 million and Cash Flow From Operations of $128.6 million for 2007 were 25% and 22.6%, respectively, above the previous records in established in 2006
•	2007 Net Income of $99.0 million, after a 4th Quarter charge of $27.6 million related to foreign tax law changes, was over 10% higher than the previous record of $89.7 million in 2006
•	Southeast Asia revenue topped $13 million in the 4th Quarter of 2007 and $41 million for the full year 2007, a 53.5% and 50.7% increase respectively over the previous 4th quarter and year

Commenting on the quarter’s performance, Bruce Streeter, President and CEO, said, “We are extremely pleased to report the record setting operating performance for the quarter and year.  The results both exceeded our internal goals and the investment community’s expectations by a wide margin.  The quarter was the benefactor of significant improvements in day rates in the North Sea and Southeast Asia regions, partially offset by the completion of six dry docks during the period which reduced overall utilization by 1.9%.  As spot market demand spiked in the North Sea during the quarter, our strategy of balancing term contracts with short-term availability allowed us to capture some of the highest day rates of the year on several vessels.  In our Southeast Asia market, we saw an improvement in day rates of nearly sixty percent since last year as demand continues to build for our new generation vessels.”

Income of $0.55 per diluted share for the 4th quarter of 2007 reflected the previously announced retroactive tax law change enacted in Norway, in addition to the new revenue tax instituted in Mexico, which resulted in a combined charge of $27.6 million, or $1.19 per diluted share for the quarter.   Also included in the quarter’s results was a gain on the sale of a vessel which resulted in a $1.8 million gain, or $0.08 per diluted share.  Mr. Streeter emphasized that the “normalized” net income per diluted share for the 4th quarter 2007 was $1.66 per diluted share and approximately $5.00 per diluted share for the total year 2007, excluding both the charge for the foreign tax law changes and the income from the vessel sales.

GulfMark Offshore, Inc.
Press Release
February 25, 2008

He continued, “As we begin 2008, market conditions remain favorable for our continued success.  Global energy demand continues to drive worldwide E&P expenditures to double-digit annual growth, with leading industry research forecasting a 16% increase in international spending in 2008, the ninth consecutive year of growth.  New areas for exploration continue to focus on deeper waters in harsh and remote areas requiring support of more capable and in many cases newer vessels.  To that end, our new build program is geared to deliver vessels that will meet or exceed our customer’s needs in the future.  One of these new builds was delivered early this year in Southeast Asia, the AHTS Sea Apache, and began a long-term contract immediately thereafter.  We currently have eleven new vessels under construction, with four more slated for delivery this year.

We continually monitor market conditions to determine the optimal mix of term versus spot contract coverage.  Today, our forward contract cover, a measure of the days vessels are under contract or option, stands at over 82% for 2008, the highest coverage at this point in a given year since we began tracking the statistic. This level of cover represents well over $260 million in revenues and provides a stable earnings and cash flow base while providing the upside potential from opportunities in our primary market areas.

Overall, we believe we have advantageously positioned ourselves to maximize financial results through our fleet renewal and modernization programs as well as our focus on international markets and expanding specialty applications.  We are confident that, through execution of our strategic plan, we will continue to increase shareholder value over the long-term.”

Liquidity and Capital Commitments

Cash flow from operations totaled $128.6 million for the twelve months ended December 31, 2007, compared to $104.9 million for the same period in 2006.  Liquidity at quarter-end was $258.6 million consisting of working capital of $83.6 million, including $40.1 million in cash, and the entire $175.0 million available under the revolving credit facility.  Total debt at December 31, 2007 was $159.6 million, comprised solely of the 7.75% senior notes due 2014.  Cash from operations plus cash on hand have been used to fund $191.2 million in capital expenditures during 2007, primarily related to the new build program.  Commitments for 2008 under the new build program comprising 12 vessels, one of which delivered in January 2008, are approximately $98.7 million, and are expected to be funded from cash flow from operations and available cash.

Filing of 10-K for 2007

GulfMark will file its Form 10-K for the year 2007 with the Securities and Exchange Commission on February 28, 2008

GulfMark Offshore, Inc.
Press Release
February 25, 2008

Conference Call Information

GulfMark will hold a conference call to discuss the earnings with analysts, investors and other interested parties at 9:00 A.M. EST/8:00 A.M. CST on Monday, February 25, 2008.  Those interested in participating in the conference call should call 877-381-5943 (706-679-4543 if outside the U.S. and Canada) 5 minutes in advance of the start time and ask for the GulfMark 4th Quarter Earnings Conference Call.  The conference call will also be available via audio webcast and can be accessed from the Investor Relations section of the company’s website at www.gulfmark.com or at http://www.investorcalendar.com.  The webcast will be available for replay through May 25, 2008.  A telephonic replay of the conference call will be available for 4 days, starting approximately 2 hours after the completion of the call, and can be accessed by dialing 800-642-1687 (international callers should use 706-645-9291) and entering access code 34186248.

GulfMark and its subsidiaries provide marine transportation services to the energy industry through a fleet of sixty-two (62) offshore support vessels, primarily in the North Sea, offshore Southeast Asia, and the Americas.

Contacts:	Russell K. Bay, Vice President – Investor Relations & Treasurer E-mail: Rusty.Bay@GulfMark.com (713) 963-9522
Edward A. Guthrie, Executive Vice President & CFO E-mail: Ed.Guthrie@GulfMark.com (713) 963-9522

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors.  Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where GulfMark operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the GulfMark’s filings with the SEC, including its Form 10-K for the year ended December 31, 2006. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.

GulfMark Offshore, Inc.
Press Release
February 25, 2008

	Three Months Ended
	December 31,	September 30,	December 31,
	2007	2007	2006
Revenues	$91,455	$74,717	$68,982
Direct operating expenses	31,908	26,876	24,147
Drydock expense	4,067	3,068	1,206
General and administrative expenses	9,612	7,482	6,249
Depreciation expense	8,476	7,615	7,021
Gain on sale of assets	(1,776)	(4,131)	(3,597)
Operating Income	39,168	33,807	33,956

Interest expense	(1,809)	(1,464)	(3,417)
Interest income	451	825	698
Foreign currency gain(loss) and other	(520)	134	(166)
Income before income taxes	37,290	33,302	31,071
Income tax provision - regular	2,991	(2,070)	(491)
Income tax provision - foreign tax law changes	(27,612)	-	-
Net Income	$12,669	$31,232	$30,580

Earnings per share:
Basic	$0.56 *	$1.39	$1.47
Diluted	$0.55 *	$1.35	$1.42
Earnings per share (Excluding Income Tax Provision for Foreign Tax Law Changes:
Basic	$1.79	$1.39	$1.47
Diluted	$1.74	$1.35	$1.42

Weighted average common shares	22,502	22,497	20,840
Weighted average diluted common shares	23,097	23,198	21,505

* Reflects the combined effect of the previously announced retroactive tax law change enacted in Norway in addition to the new revenue tax instituted in Mexico of $1.23 per Basic share and $1.19 per Diluted share

GulfMark Offshore, Inc.
Press Release
February 25, 2008

Operating Statistics	Three Months Ended
	December 31,	September 30,	December 31,
	2007	2007	2006
Revenues by Region (000’s)
North Sea based fleet	$71,882	$58,117	$55,217
Southeast Asia based fleet	13,154	10,940	8,567
Americas based fleet	6,419	5,660	5,198

Rates Per Day Worked
North Sea based fleet	$28,324	$22,941	$20,194
Southeast Asia based fleet	13,475	10,470	8,525
Americas based fleet	12,292	11,132	10,898

Overall Utilization
North Sea based fleet	93.0%	94.5%	96.7%
Southeast Asia based fleet	93.2%	96.6%	92.7%
Americas based fleet	97.0%	94.2%	88.5%

Average Owned/Chartered Vessels
North Sea based fleet	29.0	28.2	30.1
Southeast Asia based fleet	11.6	12.0	12.0
Americas based fleet	6.0	6.0	6.0
Total	46.6	46.2	48.1

Drydock Activity(1)
North Sea based fleet	5	2	-
Southeast Asia based fleet	1	-	1
Americas based fleet	-	1	1
Total	6	3	2

Expenditures (000’s)	$4,067	$3,068	$1,206

	2008(3)	2009(3)	2007(3)	2008(3)
Forward Contract Cover(2)
North Sea based fleet	85.6%	44.9%	76.9%	49.3%
Southeast Asia based fleet	69.9%	50.0%	39.8%	8.5%
Americas based fleet	91.1%	84.5%	100%	78.7%
Total	82.6%	52.7%	69.8%	41.9%

(1)Represents number of completed drydocks in period.
(2)Forward contract cover represents number of days vessels are under contract or option by customers divided by total calendar days vessels are available for charter hire.
(3)Represents full year (1/1-12/31).

GulfMark Offshore, Inc.
Press Release
February 25, 2008

	2007	2006
Revenues	$306,026	$250,921
Direct operating expenses	108,386	91,874
Drydock expense	12,606	9,049
General and administrative expenses	32,311	24,504
Depreciation expense	30,623	28,470
Gain on sale of assets	(12,169)	(10,237)
Operating Income	134,269	107,261

Interest expense	(7,923)	(15,648)
Interest income	3,147	1,263
Foreign currency loss and other	(298)	(95)
Income before income taxes	129,195	92,781
Income tax provision - regular	(2,608)	(3,052)
Income tax provision - foreign tax law changes	(27,612)	-
Net Income	$98,975	$89,729

Earnings per share:
Basic	$4.41 *	$4.40
Diluted	$4.29 *	$4.28

Earnings per share (Excluding Income Tax Provison for Foreign Tax Law Changes):
Basic	$5.64	$4.40
Diluted	$5.49	$4.28

Weighted average common shares	22,435	20,377
Weighted average diluted common shares	23,059	20,975

* Reflects the combined effect of the previously announced retroactive tax law change enacted in Norway in addition to the new revenue tax instituted in Mexico of $1.23 per Basic share and $1.19 per Diluted share

GulfMark Offshore, Inc.
Press Release
February 25, 2008

Operating Statistics	Twelve Months Ended
	December 31,	December 31,
	2007	2006
Revenues by Region (000’s)
North Sea based fleet	$241,665	$199,368
Southeast Asia based fleet	41,257	27,385
Americas based fleet	23,105	24,168

Rates Per Day Worked
North Sea based fleet	$24,120	$19,164
Southeast Asia based fleet	10,276	7,062
Americas based fleet	11,386	11,014

Overall Utilization
North Sea based fleet	92.8%	94.9%
Southeast Asia based fleet	93.3%	92.3%
Americas based fleet	94.9%	96.0%

Average Owned/Chartered Vessels
North Sea based fleet	28.8	30.4
Southeast Asia based fleet	12.0	11.7
Americas based fleet	6.0	6.4
Total	46.8	48.5

Drydock Activity(1)
North Sea based fleet	13	12
Southeast Asia based fleet	4	5
Americas based fleet	2	2
Total	19	19

Expenditures (000’s)	$12,606	$9,049

(1)Represents number of completed drydocks in period.

GulfMark Offshore, Inc.
Press Release
February 25, 2008

	As of	As of
Balance Sheet Data (unaudited) ($000)	December 31, 2007	December 31, 2006
Cash and cash equivalents	$40,119	$82,759
Working capital	83,556	104,948
Vessel and equipment, net	641,333	524,676
Construction in progress	112,667	47,313
Total assets	934,012	750,829
Long term debt	159,558	159,490
Shareholders’ equity	676,091	541,428

	Twelve Months Ended	Twelve Months Ended
Cash Flow Data (unaudited) ($000)	December 31, 2007	December 31, 2006
Cash flow from operating activities	$128,577	$104,869
Cash flow used in investing activities	(175,383)	(28,300)
Cash flow used in financing activities	373	(20,679)